Exhibit 99.1

Solar Capital Ltd. Announces Closing of 3 Million Share Private Placement Offering

NEW YORK--(BUSINESS WIRE)--November 30, 2010--Solar Capital Ltd. (NASDAQ: SLRC) announced today the consummation of an approximately 3 million share private placement offering. In connection with its previously announced agreement to sell 1,800,000 shares of common stock, the Company sold an additional 1,050,000 shares of common stock to a group of additional institutional investors. In connection with the transaction, management purchased 115,000 shares.

The investors in the private placement bought shares at a purchase price per share of $22.94, resulting in approximately $68 million of gross proceeds.

“We are very pleased with the continued institutional support we received in this offering,” said Michael Gross, Solar Capital Ltd. Chairman and CEO.

Net proceeds of this offering will be used to partially redeem the Company’s outstanding 8.75% Senior Unsecured Notes at par.

The transaction discussed above involves the sale of the Company’s common stock in a privately-negotiated transaction that was not registered under the Securities Act of 1933, as amended (the “Act”). As a result, the shares of common stock issued in such transaction are subject to certain restrictions on resale imposed under that Act. The Company has agreed to prepare and file a registration statement with the Securities and Exchange Commission to provide for the resale of the common shares issued in the private placement. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT SOLAR CAPITAL LTD.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, mezzanine loans, and equity securities.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Capital Ltd.
Nick Radesca, 212-993-1660